PRICING SUPPLEMENT                                          File No. 333-122639
------------------                                               Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated February 25, 2005)
Pricing Supplement Number: 2448



                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

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
    Principal Amount:         $850,000,000         Original Issue Date:          June 16, 2005

    CUSIP Number:             59018YVMO            Stated Maturity Date:         June 16, 2008

    Issue Price:              100%

    Interest Calculation:                                           Day Count Convention:
    --------------------                                            --------------------
    [X] Regular Floating Rate Note                                  [X] Actual/360
    [_] Inverse Floating Rate Note                                  [ ] 30/360
        (Fixed Interest Rate):                                      [_] Actual/Actual


    Interest Rate Basis:
    -------------------
    [X] LIBOR                                                       [_] Commercial Paper Rate
    [ ] CMT Rate                                                    [_] Eleventh District Cost of Funds Rate
    [_] Prime Rate                                                  [_] CD Rate
    [_] Federal Funds Rate                                          [_] Other (see attached)
    [_] Treasury Rate
     Designated CMT Page:                                          Designated LIBOR Page:
                CMT Moneyline Telerate Page:                                LIBOR MoneylineTelerate Page:  3750
                                                                                   LIBOR Reuters Page:

    Index Maturity:                 Three Months                                Minimum Interest Rate:        Not Applicable


    Spread:                         +0.10%                                      Maximum Interest Rate:        Not Applicable

    Initial Interest Rate:          Calculated as if the Original               Spread Multiplier:            Not Applicable
                                    Issue Date was an Interest Reset Date

    Interest Reset Dates:           Quarterly, on the 16th of March, June, September and December, commencing on
                                    September 16, 2005, subject to modified following Business Day convention.


    Interest Payment Dates:         Quarterly, on the 16th of March, June, September and December, commencing on
                                    September 16, 2005, subject to modified following Business Day convention.

    Repayment at the
    Option of the Holder:           The Notes cannot be repaid prior to the Stated Maturity Date.

    Redemption at the
    Option of the Company:          The Notes cannot be redeemed prior to the Stated Maturity Date.

    Form:                           The Notes are being issued in fully registered book-entry form.

    Trustee:                        JPMorgan Chase Bank, N.A.

    Underwriters:                   Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Jefferies & Company, Inc. and
                                    Wachovia Securities, Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                                    Pursuant to an agreement, dated June 13, 2005 (the "Agreement"), between Merrill Lynch & Co.,
                                    Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the
                                    Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                                    Underwriters                               Principal Amount of the Notes
                                    ------------                               -----------------------------

                                    Merrill Lynch, Pierce, Fenner & Smith                       $833,000,000
                                                Incorporated
                                    Wachovia Securities Inc.                                      $8,500,000
                                    Jefferies & Company, Inc.                                     $8,500,000
                                                                                                -------------
                                                                   Total                        $850,000,000

                                    Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                                    The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                                    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    Underwriting Discount:          0.25%

    Dated:                          June 13, 2005
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